Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NBH Holdings Corp.:

We consent to the use of our reports dated September 28, 2011, with respect to (1) the Consolidated Statements of Financial Condition of NBH Holdings Corp. and Subsidiaries as of December 31, 2010 and 2009, and the related Consolidated Statements of Operations, Stockholders’ Equity and Other Comprehensive Income, and Cash Flows for the year ended December 31, 2010, and for the period from June 16, 2009 (date of inception) through December 31, 2009; (2) the Statement of Assets Acquired and Liabilities Assumed of Bank Midwest, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of December 10, 2010; (3) the Statement of Assets Acquired and Liabilities Assumed of Hillcrest Bank, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of October 22, 2010; and the use of our report dated November 14, 2011, with respect to (4) the Statement of Assets Acquired and Liabilities Assumed of Bank of Choice by Bank Midwest, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of July 22, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Kansas City, Missouri

November 14, 2011